April 15, 1997



Office of the Chief Accountant
SECPS Lender File
Securities and Exchange Commission
Mail Stop 9-5
450 Fifth Street, N.W.
Washington, D.C. 20549


We have read the first two paragraphs of Item 4 included in the attached Form 8-K dated April 2, 1997 of Kinder Morgan Energy Partners, L.P. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained herein.

Very truly yours,



Arthur Andersen LLP


By:  /s/ David B. Duncan
     David B. Duncan





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